CHINA COMMERCIAL CREDIT, INC.

NUMBER

CERT.9999

SHARES

**********9,000,000**********

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE
$0.001 PAR VALUE COMMON STOCK

COMMON STOCK

999999ZZ9

THIS CERTIFIES THAT CHINA COMMERCIAL CREDIT, INC.

Is The Owner of * NINE MILLION *

FULLY PAID AND NON-ASSESSABLE SHARES OF COMMON STOCK OF
CHINA COMMERCIAL CREDIT, INC.

Transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Dated: NOVEMBER 23, 2010

COUNTERSIGNED AND REGISTERED:
VSTOCK TRANSFER, LLC
Transfer Agent and Registrar

By:________________________
AUTHORIZED SIGNATURE

Chief Executive Officer